AMENDMENT NO. 11

TO

SECOND AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT

This Amendment dated as of October 30, 2019, amends the Second Amended and Restated Master Administrative Services Agreement (the “Agreement”), dated July 1, 2006, by and between Invesco Advisers, Inc., a Delaware corporation, and AIM Tax-Exempt Funds (Invesco Tax-Exempt Funds), a Delaware statutory trust is hereby amended as follows:

W I T N E S S E T H:

WHEREAS, the parties desire to amend the Agreement to remove Invesco Tax-Exempt Cash Fund;

NOW, THEREFORE, the parties agree that;

1.	Appendix A of the Agreement is hereby deleted in its entirety and replaced with the following:

“APPENDIX A

FEE SCHEDULE TO

SECOND AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT OF

AIM TAX-EXEMPT FUNDS (INVESCO TAX-EXEMPT FUNDS)

Portfolios	Effective Date of Agreement

Invesco High Yield Municipal Fund	February 12, 2010

Invesco Intermediate Term Municipal Income Fund	February 12, 2010

Invesco Limited Term Municipal Income Fund	July 1, 2006

Invesco Municipal Income Fund	February 12, 2010

Invesco New York Tax Free Income Fund	February 12, 2010

Invesco Oppenheimer Intermediate Term Municipal Fund	May 24, 2019

Invesco Oppenheimer Municipal Fund	May 24, 2019

Invesco Oppenheimer Rochester® AMT-Free Municipal Fund	May 24, 2019

Invesco Oppenheimer Rochester® AMT-Free

New York Municipal Fund	May 24, 2019

Invesco Oppenheimer Rochester® California Municipal Fund	May 24, 2019

Invesco Oppenheimer Rochester® Municipals Fund	May 24, 2019

Invesco Oppenheimer Rochester® High Yield Municipal Fund	May 24, 2019

Invesco Oppenheimer Rochester® Limited Term

California Municipal Fund	May 24, 2019

Invesco Oppenheimer Rochester® Limited Term

New York Municipal Fund	May 24, 2019

Invesco Oppenheimer Rochester® New Jersey Municipal Fund	May 24, 2019

Invesco Oppenheimer Rochester® Pennsylvania Municipal Fund	May 24, 2019

The Administrator may receive from each Portfolio reimbursement for costs or reasonable compensation for such services as follows:

Rate*	Invesco Fund Complex Net Assets**
0.0175%	First $100 billion
0.0150%	Next $100 billion
0.0135%	Next $100 billion
0.0125%	Next $100 billion
0.010%	Over $400 billion

*

The fee will be paid monthly at 1/12 of the annualized effective fee rate based on the average assets under management of the Invesco Fund Complex Net Assets of the prior month not to exceed 0.0140% through June 30, 2019.

**	Invesco Fund Complex Net Assets means the aggregate monthly net assets of each mutual fund and closed-end fund in the Invesco Fund complex overseen by the Invesco Funds Board.”

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

INVESCO ADVISERS, INC.

Attest:	/s/ Elizabeth Nelson	By:	/s/ Jeffrey H. Kupor
	Assistant Secretary		Jeffrey H. Kupor
Senior Vice President & Secretary

AIM TAX-EXEMPT FUNDS (INVESCO TAX-EXEMPT FUNDS)

Attest:	/s/ Elizabeth Nelson	By:	/s/ Jeffrey H. Kupor
	Assistant Secretary		Jeffrey H. Kupor
Chief Legal Officer, Senior Vice President & Secretary

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